Exhibit 99.5

HA&W
Certified Public Accountants and Business Advisors

INDEPENDENT AUDITORS' REPORT

To the Partners
MAGNOLIA PLACE, L.P.

We have audited the accompanying balance sheets of Magnolia Place, L.P. (a Georgia limited partnership) as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' equity(deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magnolia Place, L.P. as of December 31, 2006 and 2005, and the results of its operations, its changes in partners' equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 10 - 11 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Habif, Arogeti, & Wynne, LLP
Atlanta, Georgia

March 15, 2007

Habif, Arogeti & Wynne, LLP
5565 Glenridge Connector, Suite 200, Atlanta, Georgia 30342
404.892.9651  -  Fax 404.876.3913
An Independent Member of Baker Tilly International, Certified Public Accountants

MAGNOLIA PLACE, L.P.
BALANCE SHEETS
DECEMBER 31,

ASSETS

	2006	2005
Current assets
Cash	$ 17,394	$ 11,994
Accounts receivable - tenant	5,937	4,050
Interest receivable	1,279	1,279
Total current assets	24,610	17,323

Restricted deposits and funded reserves
Tenant security deposits	10,065	10,116
Tax and insurance escrow	7,038	3,616
Mortgage escrow fund	108,424	105,549
Replacement reserve	68,305	59,630
	193,832	178,911

Property and equipment, at cost
Land	17,327	17,327
Building and improvements	1,688,623	1,688,623
Equipment	936	936
	1,706,886	1,706,886
Accumulated depreciation	(471,594)	(429,379)
	1,235,292	1,277,507

	$1,453,734	$1,473,741

LIABILITIES AND PARTNERS' EQUITY(DEFICIT)

Current liabilities
Accounts payable	$ 1,222	$ 639
Current portion of mortgage notes payable	24,929	24,929
Tenant security deposits	9,797	10,116
Total current liabilities	35,948	35,684

Long-term debt
Mortgage payable, net of current portion	754,908	779,837

Partners' equity (deficit)	662,878	658,220

	$ 1,453,734	$ 1,473,741

MAGNOLIA PLACE, L.P.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005

Revenues

Rental income	$ 134,904	$ 132,627
Miscellaneous service revenue	3,520	4,328
Interest income	6,149	3,433
	144,573	140,388

Expenses
Administrative	715	1,035
Depreciation	42,216	42,216
Management fees	11,100	11,200
Office expense	1,127	1,200
Professional services	3,731	3,459
Property insurance	4,756	4,642
Real estate taxes	16,978	17,598
Repairs and maintenance	44,364	42,971
Salaries	4,556	4,665
Utilities	9,065	9,686
Miscellaneous	1,307	2,155
	139,915	140,827

Net income (loss)	$ 4,658	$ (439)

MAGNOLIA PLACE, L.P.
STATEMENTS OF CHANGES IN PARTNERS' EQUITY(DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Limited	General	Total

Partners' equity (deficit),
December 31, 2004	$ 719,641	$ (60,982)	$ 658,659

Net loss	(435)	(4)	(439)

Partners' equity(deficit),
December 31, 2005	$ 719,206	$ (60,986)	$ 658,220

Net income	4,611	47	4,658

Partners' equity (deficit),
December 31, 2006	$ 723,817	$ (60,939)	$ 662,878

MAGNOLIA PLACE, L.P.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

Increase (Decrease) In Cash

	2006	2005

Cash flows from operating activities
Net income (loss)	$ 4,658	$ (439)
Adjustments to reconcile net income(loss) to net
cash provided by operating activities
Depreciation	42,216	42,216
Changes in assets and liabilities
Increase in tenant rent receivable	(1,887)	(783)
Increase in tax and insurance escrow	(3,422)	(2,681)
Increase (Decrease) in accounts payable	582	(594)
Decrease in tenant security deposits	(268)	(2,960)
Total adjustments	37,221	35,198

Net cash provided by operating activities	41,879	34,759

Cash flows from investing activities Net deposits to mortgage escrow	(2,875)	(1,915)
Net deposits to reserve for replacement	(8,675)	(6,918)
Telephone
Net cash used by investing activities	(11,550)	(8,833)

Cash flows from financing activities
Principal payments on mortgage notes	(24,929)	(24,928)

Net cash used by financing activities	(24,929)	(24,928)

Net increase in cash	5,400	998

Cash, beginning of year	11,994	10,996
Cash, end of year	$ 17,394	$ 11,994

MAGNOLIA PLACE, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note A
Organization and Summary of Significant Accounting Policies

The Partnership was organized as a limited partnership under the laws of the state of Georgia in 1994. The Partnership was formed for the purpose of constructing and operating a rental housing project of 36 units known as Magnolia Place Apartments.

The following significant accounting policies have been followed in the preparation of the financial statements:

a.           Property and Equipment:

Property and equipment have been recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of 40 years for real property and five years for personal property by use of the straight-line method.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

b.           Income Taxes:

Income or loss of the Partnership is allocated 1% to the general partner and 99% to the limited partners. No income tax provision has been included in the financial statements, since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

c.         Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.         Reclassifications:

Certain items on the 2005 financial statements have been reclassified to conform to the 2006 presentation.

MAGNOLIA PLACE, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note B
Partners' Capital Contributions

In accordance with the partnership agreement, the investor's limited partner is required to contribute $694,498. As of December 31, 2006, all amounts have been received by the Partnership.

Note C
Escrowed Funds

The Partnership is required to maintain certain escrow accounts. The accounts are restricted in their use under the mortgage agreement or the Partnership agreement. The following is a list of restricted cash at December 31, 2006 and 2005:

	2006	2005

Tax and insurance	$ 7,038*	$ 3,616*
Replacement reserve	68,305*	59,630*
Mortgage escrow fund	108,424*	105,549*
Subtotal	$ 183,767	$ 168,795

* Restricted by Mortgage Agreement	6.22%	0.32%

Note D
Mortgage Payable

The mortgage payable to the Georgia Department of Community Affairs in the original amount of $1,047,000 is secured by a deed of trust on the rental property. The note is non-interest-bearing and is payable in monthly installments of $2,077.

Maturities of long-term debt as of December 31, 2006, are as follows:

December 31,	Amount

2007	$ 24,929
2008	24,929
2009	24,929
2010	24,929
2011	24,929
2012 - thereafter	655,192
754,908
$779,837

MAGNOLIA PLACE, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note E
Management Fees

The Partnership is managed by Investors Management Company. Management fees charged to operations in 2006 and 2005 were $11,100 and $11,200, respectively.

Note F
Partnership Profits, Losses and Distributions

Operating profits and losses are allocated 99% to the limited partners and 1% to the general partner. Cash distributions from operations are allocated 50% to the limited partners and 50% to the general partner. Tax credits are to be allocated 99% to the limited partners and 1% to the general partner. Profit or loss and cash distributions from sales of property will be allocated as formulated in the partnership agreement.

Note G
Transactions with Affiliates

The Partnership has incurred a developer’s fee of $282,492, payable to the general partner and its consultants for services rendered to the Partnership overseeing the construction of the Project. As of December 31, 2001, all amounts had been received by the developer. The developer’s fee has been capitalized into the basis of the building.

Note H
Concentration of Credit Risk

The Partnership maintains all of its mortgage escrow fund deposits at one financial depository institution. The amount of accounting loss due to credit risk the Partnership would incur if the financial depository institution failed would be the cash deposits in excess of the $100,000 amount per depositor that is federally insured. Cash in excess of insured balances is $8,423 and $0 for 2006 and 2005, respectively.

Note I
Commitments and Contingencies

The Project’s low-income housing credits are contingent on the Project’s ability to maintain compliance with applicable sections of Section 42.  Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest.  In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partners.

SUPPLEMENTAL INFORMATION

MAGNOLIA PLACE, L.P.
SCHEDULE OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005
REVENUE
Gross rental revenue	$ 143,856	$ 133,056
Less: Vacancies	(8,952)	(429)
Less: Miscellaneous	0	0
Subtotal	134,904	132,627

Vacancy percentage	6.22%	0.32%

Laundry income	0	82
Interest income	6,149	3,433
Miscellaneous income	3,520	4,247

Total revenue	144,573	140,389

EXPENSES
Professional fees	3,731	3,459
Telephone	494	575

General and administrative subtotal	4,225	4,034

Decorating/Improvements	793	1,639
Garbage and trash	3,705	4,272
Electric	1,265	1,749
Heat	441	645
Insurance	5,575	5,973
Lawn	6,620	7,086
Miscellaneous	1,348	1,660
Pest control	1,342	1,271
Repairs and maintenance	31,904	28,703
Water and sewer	7,359	7,292
Real estate taxes	16,978	17,598
Manager payroll	5,044	5,489
Management fee	11,100	11,200

Operating expenditure subtotal	93,474	94,577

Total expenses	97,699	98,611

Net operating income	$ 46,874	$ 41,778

Replacement reserve	$ 5,400	$ 5,400

Income to service debt	$ 41,474	$ 36,378

Debt service #1	$ 24,929	$ 24,928

MAGNOLIA PLACE, L.P.
SCHEDULE OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

Summary of Operating and Administrative Expenses
	2006	2005

General and administrative	$ 4,225	$ 4,034

Utilities	12,770	13,958

Payroll	5,044	5,489

Maintenance	42,007	40,359

Management fees	11,100	11,200

Tax	16,978	17,598

Insurance	5,575	5,973

Total expenses	$97,699	$98,611

Revenue growth rate	2.98%	(0.29)%

Expense growth rate	(0.92)%	(3.55)%

Total number of units:36 Per unit replacement reserve	$ 150	$ 150